RESCISSION AGREEMENT


         THIS RESCISSION AGREEMENT is entered into this 21st day of June, 1999, effectuated retroactively to October 28, 1998, and is by and between Accident Prevention Plus, Inc., a Nevada corporation ("APP") and KMR Telecom Limited, a corporation organized under the laws of India ("KMR").

                                    RECITALS:

         WHEREAS, International Purchasing Service, Inc. is a corporation organized under the laws of the State of New York ("IPS"), and whose sole shareholder prior to October 28, 1998 was Richard Goodhart who held a 100% equity ownership interest in IPS;

         WHEREAS, KMR Telecom Limited is a corporation organized under the laws of India ("KMR"), and whose shareholders prior to October 28, 1998 were Richard Goodhart who held a 49% equity ownership interest and Dinesh and Ritu Kuman who jointly held a 51% ownership interest in KMR;

         WHEREAS, International Purchasing Services (India) Inc. is a partnership organized under the laws of India ("`PS India") pursuant to a Partnership Deed dated June 10, 1994, and whose partners are KMR which holds a 39% ownership interest, IPS which holds a 51% ownership interest, and Johnson Thomas who holds a 10% ownership interest;

         WHEREAS,   Accident   Prevention  Plus,  LLC  is  a  limited  liability
corporation organized under the laws of the State of New York ("APP LLC");

         WHEREAS, Accident Prevention Plus, Inc. is a corporation organized under the laws of the State of Nevada ("APP");

         WHEREAS, on October 28, 1998, APP LLC and APP entered into an agreement (the "Exchange Agreement") whereby the holders of either membership equity interests or rights to membership equity interests in APP LLC agreed to exchange their interests for shares of restricted common stock of APP;

         WHEREAS, on October 28, 1998, APP, KMR and `PS entered into an agreement and plan of reorganization (the `Reorganization Agreement") whereby APP acquired (i) 100% of the issued and outstanding shares of `PS by issuing 1,600,000 shares of its restricted common stock to Richard Goodhart, which represented 10% of APP's then issued and outstanding shares of common stock; and
(ii) 100% of the issued and outstanding shares of KMR by issuing 392,000 shares of its restricted common stock to Richard Goodhart and 408,000 shares of its restricted common stock to Dinesh and Ritu Kumar, jointly, which represented an aggregate of 5% of APP's then issued and outstanding shares of common stock;

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         WHEREAS,  pursuant to the  Reorganization  Agreement  and the  Exchange
Agreement, (i) APP acts as the holding company for APP LCC, which remains as the operational company; (ii) IPS and KMR became subsidiaries of APP; (iii) APP through its ownership of all the issued and outstanding shares of stock of `PS and KMR holds an aggregate 90% equity ownership interest in `PS India; and (iv) Dinesh Kumar executed a Durable General Power of Attorney under the laws of the State of New York authorizing Richard Goodhart to act with certain powers;

         WHEREAS, at the time of execution of the Reorganization Agreement and to date, KMR owes approximately IPS $300,000;

         WHEREAS, APP has determined that (i) it is a violation of the laws of India for APP to own more than a 49% equity interest in KMR, and (ii) a significant difference in accounting standards exists between the United States and India presenting many difficulties and inconsistencies within the valuation of KMR and `PS India; and

         WHEREAS, on June 21, 1999, to be effectuated retroactively to October 28, 1998, in the best interests of APP and its shareholders, the board of directors authorized and approved (i) a transaction to rescind the Reorganization Agreement to allow KMR to withdraw from the transaction; (ii) Richard Goodhart and Dinesh and Ritu Kumar to return to APP their respective stock certificates evidencing ownership of shares of common stock of APP, (iii) revision of the financial statements of APP to accurately reflect the financial status of APP, APP LLC and IPS; and (iv) revision of the Private Placement Memorandum and dissemination of a letter from management of APP to its shareholders informing them of such transaction.

         THEREFORE, in consideration of the promises and covenants herein, the parties agree as follows:

         1. KMR acknowledges and represents that (i) there has been a mutual mistake by APP and KMR regarding the laws of India which prohibits any foreign entity from holding more than a 49% equity ownership interest in a company organized under the laws of India; and (ii) there is a difference in the existing accounting standards between the United States and India which makes it difficult to consistently obtain an accurate valuation of KMR and IPS India.

         2. KMR and its shareholders (i) accept the offer of APP to rescind and set aside the Reorganization Agreement; (ii) return to APP the stock certificates issued to Richard Goodhart in the amount of 392,000 shares of common stock and the stock certificates issued to Dinesh and Ritu Kumar in the amount of 408,000 shares of common stock; (iii) release APP from all obligations to KMR and IPS India; and (iv) acknowledge the debt in the amount of $300,000 owed by KMR to IPS which will subsequently be assigned to APP.

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         3. The contractual  debt due and owing by KMR to IPS in the approximate amount of $300,000 shall be personally guaranteed by Richard Goodhart.

         4 KMR acknowledges that (i) the books and records of APP, including its financial statements, will be revised to delete KMR as a wholly-owned subsidiary and the 39% equity interest in `PS India held indirectly by APP through its ownership of KMR as a subsidiary; and (ii) from the date of this Rescission Agreement, KMR will cease to be a subsidiary of APP and will have no further rights, liabilities or obligations with respect to APP.

         5. In consideration of and subject to the return by APP to KMR of the original stock certificates issued by KMR to Richard Goodhart and Dinesh and Ritu Kumar, which were subsequently assigned and transferred to APP pursuant to the Reorganization Agreement, KMR releases and discharges APP from all rights, claims, causes of action, damages and demands that KMR and IPS India has had or now has against APP relating to the Reorganization Agreement or the rescission of the Reorganization Agreement.

         IN WITNESS WHEREOF, the parties have executed this Rescission Agreement to be effective as of the date first above written.

                                      ACCIDENT PREVENTION PLUS, INC.,
                                      A Nevada corporation

Date: June 21, 1999                   By: /s/ Steven H. Wahrman
                                          ----------------------
                                          Steven H. Wahrman, President

                                      KMR TELECOM LIMITED,

Date: June 21, 1998                   By: /s/ ?????????????
                                          --------------------------
                                          ????????? for KMR Telecom Ltd.
                                          A corporation organized under India